Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the The Coca-Cola Company Deferred Compensation Plan, of our reports dated February 27, 2013, with respect to the consolidated financial statements of The Coca-Cola Company, and the effectiveness of internal control over financial reporting of The Coca-Cola Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Atlanta, Georgia

February 27, 2013